Exhibit 10.1

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) between Derica W. Rice (“Employee”) and CVS Pharmacy, Inc. (“CVS” or the “Company”) shall be effective as of the end of the Revocation Period defined herein (the “Effective Date”).

WHEREAS, Employee has been employed by CVS or one of its subsidiaries;

WHEREAS, Employee and CVS desire to enter into an agreement setting forth the terms of Employee’s separation from the Company;

WHEREAS, Employee and CVS are already bound to the obligations set forth in the Restrictive Covenant Agreement dated June 19, 2019 (the “Restrictive Covenant Agreement”), which is attached as Exhibit B, all of which survive this separation of employment; and

WHEREAS, Employee has thoroughly reviewed this Agreement, has entered into it voluntarily, and has had the opportunity to consult with legal counsel of Employee’s choice before signing this Agreement.

NOW THEREFORE, in consideration of the covenants below, including but not limited to the general release of claims and the non-competition covenant in the Restrictive Covenant Agreement, and for other good and valuable consideration as set forth in this Agreement, Employee and the Company agree as follows:

1.	TERMINATION OF EMPLOYMENT; OTHER SERVICE.
Employee’s last date of employment with the Company shall be March 1, 2020 (the “Separation Date”). Employee agrees that, as of the Separation Date or earlier if requested by the Company, Employee shall cease serving in all positions at the Company and CVS Caremark and any of their respective subsidiaries and affiliates, including on any of their respective boards or committees, and, if requested by the Company, Employee shall execute such documents to evidence such cessation of service.

2.	CONSIDERATION.
In order to receive the payments and benefits set forth in this Agreement, Employee must: (i) sign this Agreement within twenty-one (21) days from the date of receipt of this Agreement; (ii) allow the Revocation Period to expire without revocation; and (iii) comply with all of his obligations to the Company, including, without limitation, remaining employed with the Company and continuing to satisfactorily perform his role as Executive Vice President and President of CVS Caremark, through the Separation Date.

3.	SEVERANCE.
During the eighteen (18) month period immediately following the Separation Date (the “Severance Period”), Employee shall continue to receive his base salary (as in effect immediately prior to the Separation Date) paid in accordance with the Company’s ordinary payroll practices during such period. As part of its severance benefits to Employee, CVS will also provide Employee with outplacement assistance pursuant to the CVS Health Severance Plan for Non-Store Employees.

4.	OTHER PAYMENTS AND BENEFITS.
Employee shall be entitled to: (i) a reimbursement of up to $15,000 for tax preparation and financial planning services through December 31, 2020, which shall be paid no later than thirty (30) days following the receipt of documentation from Employee for such services and expenses sent to the attention of Sr. Director, Executive Compensation, One CVS Drive, Woonsocket, RI 02895; and (ii) in lieu of any outstanding benefits or entitlements Employee may have under the Company’s relocation policy, a one-time lump sum cash payment in the gross amount of $300,000, less applicable deductions and withholdings, which shall be paid to Employee as soon as administratively practicable following the expiration of the Revocation Period and in accordance with the Company’s ordinary payroll practices.

Following the Separation Date, Employee may elect to continue Employee’s group health plan coverage in effect as of the Separation Date pursuant to COBRA, subject to, and in accordance with, the terms of the Company’s group health plan. Employee understands and agrees that CVS may modify its premium structure, employer subsidy, the terms of its plans, and the coverage of the plans at any time subject only to applicable law.

5.	MANAGEMENT INCENTIVE AWARD.
For performance year 2019, Employee shall receive $1,847,000 (“2019 MIP Award”) pursuant to the terms of the Management Incentive Plan (“MIP”), to the extent not yet paid. Employee’s 2019 MIP Award shall be paid at the same time as such 2019 incentive awards are paid to other MIP participants generally and shall be subject to all applicable taxes.

In lieu of a pro-rated incentive award under the MIP for performance year 2020, Employee shall receive a one-time lump sum cash payment equal to $275,000, which shall be paid to Employee as soon as administratively practicable following the expiration of the Revocation Period and in accordance with the Company’s ordinary payroll practices, and shall be subject to all applicable taxes.

6.	STOCK OPTIONS.
Employee’s previously-granted CVS Health stock options, as set forth in Section 1 of Exhibit A, shall continue to vest through the end of the Severance Period and shall be exercisable in accordance with their terms. Employee’s stock options that are unvested at the end of the Severance Period shall be forfeited.

7.	RESTRICTED STOCK UNITS.
Employee’s previously-granted CVS Health restricted stock units that are fully vested but have not yet been settled, as set forth in Section 2A of Exhibit A, shall be settled on the original vesting date. Employee’s previously-granted CVS Health restricted stock units that are unvested, as set forth in Section 2B of Exhibit A, shall vest on a pro-rated basis through the Separation Date and shall be settled on the original vesting date. Employee’s retention restricted stock units granted on May 31, 2018 shall continue to vest through the end of the Severance Period and shall be settled on the original vesting date (as set forth in Section 2C of Exhibit A).

8.	PERFORMANCE STOCK UNITS.
Employee’s outstanding performance stock unit awards (as set forth in Section 3 of Exhibit A) shall vest on a pro-rated basis through the Separation Date in accordance with their terms, earned based on actual performance as determined by the Company following the end of the applicable performance period, and shall be settled on their original vesting dates. CVS agrees to waive any holding period applicable to the awards set forth in Section 4 of Exhibit A following the Separation Date.

9.	2017-2019 LONG TERM INCENTIVE PLAN (LTIP) AWARD.
Effective as of the Separation Date, Employee’s outstanding 2017-2019 LTIP award (as set forth in Section 4 of Exhibit A) shall settle on the original settlement date based on the Company’s actual performance. CVS agrees to waive any holding period applicable to the award set forth in Section 4 of Exhibit A following the Separation Date.

10.	DEFERRED COMPENSATION.
Employee has been a participant in the Company’s Deferred Compensation program. Employee’s deferred cash balance shall be paid pursuant to the terms thereof consistent with the elections on file as of the Separation Date, including the withholding of applicable taxes. Pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such amounts, subject to applicable withholding, shall be distributed in a lump sum in the seventh (7th) month following the Separation Date.

11.	NO OTHER PAY OR BENEFITS; SUFFICIENCY OF CONSIDERATION.
Except as specifically set forth in this Agreement, Employee shall be entitled to no other wages, salary, vacation pay, myTime, PTO, bonuses, incentive awards, commissions, benefits, or any other compensation of any kind, except as required by law. Employee acknowledges that the promises described in this Agreement are in excess of any earned wages and any other amounts due and owing to Employee, are in full satisfaction of any obligations to Employee under the Offer Letter between Employee and the Company dated January 17, 2018 (the “Offer Letter”), and are good and valuable consideration for the general release of claims, the non-competition covenant in the Restrictive Covenant Agreement and the other covenants and terms in this Agreement. Employee understands and agrees that Employee is not eligible for or entitled to any other payments except as provided in this Agreement.

12.	GENERAL RELEASE OF CLAIMS.
In exchange for the consideration and promises set forth in this Agreement, Employee hereby releases and forever discharges the Company and each of its divisions, affiliates, subsidiaries, operating companies, parent companies (including, but not limited to CVS Health Corporation and CVS Caremark), and their respective officers, directors, employees, supervisors, managers, predecessors, successors, assigns, and affiliates (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, and attorneys’ fees against the Released Parties, whether known or unknown, which Employee ever had, now has or which Employee or Employee’s heirs, executors, administrators, successors or assigns may have prior to the date this Agreement is signed by Employee, including, without limitation, those due to any matter whatsoever relating to Employee’s employment, compensation, benefits, and/or termination of Employee’s employment with CVS or any of the Released Parties (collectively, the “Released Claims”). The Released Claims include, but are not limited to, any claim that any of the Released Parties violated the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefit Protection Act), the Family and Medical Leave Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, Executive Order 11246, the federal Workers Adjustment and Retraining Notification Act and/or the Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance; any claim of unlawful discrimination of any kind (including, but not limited to the claims asserted in the charge; any public policy, contract, tort, or common law claim; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters). Notwithstanding the foregoing, this release does not include any rights that Employee cannot lawfully waive, and shall not release any claims or rights Employee has to: (a) defense and indemnification from CVS or its insurers for actions taken by Employee in the course and scope of Employee’s employment with CVS; (b) claims, actions, or rights arising under or to enforce the terms of this Agreement; (c) accrued vested benefits under any retirement, employee benefit, stock, pension or deferred compensation plan sponsored by CVS; and (d) that cannot be released as a matter of law, including Employee’s rights to COBRA, workers’ compensation, and unemployment insurance (the application for which shall not be contested by the Company).

13.	NO PENDING ACTIONS; COVENANT NOT TO SUE.
Except as otherwise provided in this Agreement, Employee agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint, arbitration proceeding, or other proceeding asserting any of the Released Claims against any of the Released Parties (in each case, as defined in the general release of claims). Employee further agrees not to be a member of any class or collective action in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Agreement, and that even if a court or arbitrator rules that Employee may not waive a claim released by this Agreement, Employee shall not accept any money damages or other relief. Employee agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this paragraph by Employee. These provisions are subject to the Limitation on Restrictions provisions set forth in paragraph 8 of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein. Employee shall not, however, be entitled to receive any relief, recovery or monies in connection with any claim or action filed with and/or pursued by any federal, state or local government agency, or any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Notwithstanding the above, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC.

Subject to the limitations set forth above, Employee represents that as of the date Employee signs this Agreement, Employee has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state, or local court or agency or other forum, and Employee agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint or proceeding in any federal, state, or local court or in any administrative tribunal or other forum with authority to adjudicate disputes asserting any of the Released Claims against any of the Released Parties. Employee agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this section by Employee.

14.	NO FMLA OR FLSA CLAIMS.
Employee acknowledges that the Company has provided Employee with any leave to which Employee may be or may have been entitled under the Family and Medical Leave Act. Employee represents that Employee is not aware of any facts that would support a claim by Employee against any of the Released Parties for any violation of the Family and Medical Leave Act. Employee further acknowledges that Employee has been properly paid for all time worked and is unaware of any facts that would support a claim by Employee against any of the Released Parties for any claim of unpaid overtime or any other violation of the Fair Labor Standards Act or comparable state law.

15.	RESTRICTIVE COVENANT AGREEMENT. Employee and CVS acknowledge and agree that paragraph 2 of the Restrictive Covenant Agreement shall be amended and restated as set forth in Addendum I hereto.

16.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.
Employee remains obligated to the terms of the Non-Disclosure of Confidential Information provisions set forth in paragraphs 4a and 4b of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein. As set forth in paragraph 8 of the parties’ Restrictive Covenant Agreement, expressly incorporated into paragraph 13 above, nothing in this paragraph is intended to or shall interfere with Employee’s right to file a charge or complaint or participate or cooperate in an investigation or proceeding with the NLRB, SEC, EEOC or comparable state or local agencies. Employee shall not, however, receive any individual benefit, including without limitation receipt of any monetary benefit, from any such action, charge, or complaint, or any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Notwithstanding the above, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC. Moreover, pursuant to 18 USC § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

17.	RETURN OF COMPANY PROPERTY.
Employee acknowledges and represents that he remains bound by his obligations under the Ownership and Return of the Company’s Property provisions set forth in paragraph 5 of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein. The return of equipment shall occur on or shortly before the Separation Date.

18.	UNDERSTANDING OF AGREEMENT; ADVICE OF COUNSEL.
Employee acknowledges and confirms that Employee has entered into this Agreement of Employee’s own free will, without duress or coercion. Employee acknowledges that Employee has read and fully understands the meaning and intent of this Agreement and is competent to execute it. The Company hereby advises Employee to seek the advice of legal counsel before signing this Agreement, and Employee represents that Employee has had the opportunity to do so prior to signing this Agreement.

19.	REVIEW AND REVOCATION OF GENERAL RELEASE.
Pursuant to the Older Workers Benefit Protection Act, Employee has twenty-one (21) days from the date of receipt of this Agreement (the “Consideration Period”) to consider whether to enter into this Agreement. Employee shall send the entire original signed Agreement to Lisa Bisaccia, EVP Chief Human Resources Officer, One CVS Drive, Woonsocket, RI 02895. If Employee chooses not to consider this Agreement for the full twenty-one (21) days, Employee acknowledges that Employee does so knowingly, voluntarily, and with full understanding that Employee is waiving Employee’s statutory right to consider this Agreement for the full twenty-one (21) days. Any modifications to this Agreement, whether material or immaterial, shall not restart the Consideration Period. CVS hereby advises Employee to consult with an attorney prior to executing this Agreement, and that Employee may rescind this Agreement within seven (7) calendar days of its execution (the “Revocation Period”). To revoke this Agreement, Employee must send written notice by mail stating: “I revoke my acceptance of the Separation Agreement” or words to that effect to Lisa Bisaccia, EVP Chief Human Resources Officer, before the end of the Revocation Period. Any such rescission must be delivered by hand or mail within the seven (7) day period. If delivered by mail, the rescission must be: (a) postmarked within the seven (7) day period; (b) addressed to Lisa Bisaccia, EVP Chief Human Resources Officer, One CVS Drive, Woonsocket, RI 02895; and (c) sent by certified mail, return receipt requested. Employee acknowledges and agrees that this Agreement does not become fully enforceable and effective until the Revocation Period has expired.

20.	EMPLOYEE COVENANTS.
Employee acknowledges and agrees that the Restrictive Covenant Agreement attached hereto as Exhibit B, as amended by Addendum I, is a valid agreement supported by adequate consideration. Employee further acknowledges that the consideration provided by the Company in this Agreement is contingent on Employee’s compliance with his obligations under the Restrictive Covenant Agreement, which Employee has acknowledged shall survive the separation of his employment, as set forth in the Survival of Employee’s Obligations provisions in paragraph 17 of the parties’ Restrictive Covenant

Agreement. However, Employee and the Company agree to execute an Amendment to the Restrictive Covenant Agreement regarding only paragraph 2 of the Restrictive Covenant Agreement, in the form attached as Addendum I to this Agreement. All other provisions of the Restrictive Covenant Agreement shall remain the same. Employee further certifies that, during the term of employment with the Company, Employee has complied with all applicable laws and regulations and that, as of the date Employee signs below, Employee has notified the Company of any actual or potential violations of applicable laws or regulations about which Employee has information.

21.	NON-DISPARAGEMENT.
Employee shall not make any statements that disparage the business or reputation of the Company, and/or any officer, director or employee of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process; (ii) requesting or receiving confidential legal advice; or (iii) cooperating, participating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the EEOC.

22.	COOPERATION.
Employee remains obligated to the Cooperation provisions set forth in paragraphs 7a and 7b of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein; provided, however, nothing herein shall require Employee to cooperate with the Company in an action Employee files, or participates in furthering, against the Company, with any federal, state or local government agency enforcing discrimination laws, including the NLRB, EEOC, SEC, or other federal, state or local agencies.

23.	BREACH OF EMPLOYEE COVENANTS AND INJUNCTIVE RELIEF.
Without limiting the remedies available to CVS, Employee acknowledges that a breach by Employee of any of the covenants in this Agreement shall result in irreparable injury to some or all of the Company for which there is no adequate remedy at law, that monetary relief shall be inadequate, and that, in the event of such a material breach or threat thereof, CVS shall be entitled to obtain, in addition to any other relief that may be available, a temporary restraining order and/or a preliminary or permanent injunction, restraining Employee from engaging in activities prohibited by any of the sections of this Agreement identified in this paragraph, as well as such other relief as may be required specifically to enforce any of the sections of this Agreement identified in this paragraph, without the payment of any bond. In the event that a court issues a temporary restraining order, preliminary injunction, permanent injunction, or issues any other similar order enjoining Employee from breaching this Agreement, or awards CVS any damages due to Employee’s breach of this Agreement, Employee agrees promptly to reimburse the Company for all reasonable attorneys’ fees incurred by CVS in connection with obtaining such equitable relief or damages. However, nothing in this Agreement shall prohibit Employee from participating, cooperating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the NLRB, SEC or EEOC, and thus such action shall not constitute a breach of this Agreement

24.	NONADMISSION OF WRONGDOING.
Employee and CVS agree that neither this Agreement nor the furnishing of consideration hereunder shall be deemed or construed at any time for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct, and Employee and CVS expressly deny any such liability, wrongdoing or unlawful conduct.

25.	GOVERNING LAW; VENUE; HEADINGS.
This Agreement shall be governed by and conformed in accordance with the laws of the state of Rhode Island without regard to its conflict of law provisions. The exclusive venue for any legal action to enforce or allege breach of this Agreement shall be a court located in the State of Rhode Island. Employee consents to the Rhode Island’s courts’ personal jurisdiction over him and waives his right to object to a Rhode Island court’s jurisdiction. Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26.	JURY TRIAL WAIVER.
Employee and the Company irrevocably and unconditionally waive the right to a trial by jury in any action or proceeding seeking to enforce, or alleging the breach of, any provision of this Agreement.

27.	COUNTERPARTS.
This Agreement may be executed in counterparts and each counterpart shall be deemed an original.

28.	SEVERABILITY.
If any of the provisions of this Agreement, including but not limited to the Employee Covenants, are deemed unenforceable by a court of competent jurisdiction because they are overly broad, then the court shall have the authority to modify the offending provision in order to make it enforceable. Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

29.	SECTION 409A AND RESPONSIBILITY FOR TAXES.
Each payment made under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Further, to the extent that the Employee becomes entitled to receive payments under this Agreement and, at the time of the Separation Date, Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), any portion of the payments under this Agreement payable to the Employee that is subject to Section 409A and applicable guidance thereunder shall be delayed until the date that is the earlier of (i) Employee’s death or (ii) six (6) months following Employee’s Separation Date, at which time the payments that were delayed for such six (6) month period shall be paid in a lump sum on the date of the next occurring regular payroll date of the Company, and any remaining payments shall be paid according to the original schedule provided herein. In no event shall any separation payment hereunder be made unless and until Employee has experienced a separation from service, as defined under Treasury Regulation Section 1.409A-1(h). All payments set forth in this Agreement are subject to applicable withholdings and deductions. Employee acknowledges and agrees that Employee is solely responsible for all taxes on the payments and benefits described in this Agreement, including income and excise taxes. While the parties intend for payments and benefits provided under the terms of this Agreement to be exempt from or compliant with Section 409A, as applicable, CVS makes no representations or guarantees with respect to the tax status of any of the payments or benefits set forth herein, including taxation pursuant to Section 409A, and Employee acknowledges that Employee is solely responsible and shall hold the Company harmless for same.

Employee acknowledges and agrees that Employee is solely responsible for all taxes on the payments and benefits described in this Agreement, including income and excise taxes.

30.	SUCCESSORS.
This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates.

31.	DEBTS TO THE COMPANY.
Employee acknowledges that, in the event Employee is indebted to the Company or an affiliate thereof, the severance payments provided for in the Agreement may be reduced, offset, withheld or forfeited up to the amount of the debt.

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32.	ENTIRE AGREEMENT.
The expressed terms of this Agreement, the Restrictive Covenant Agreement (with the modifications set forth in Addendum I hereto), and any applicable compensation, equity or benefit plan or agreement referred to herein set forth the entire agreement between the parties hereto and fully supersede any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement, including without limitation the Offer Letter. Employee acknowledges and represents that Employee has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in a writing signed by Employee and CVS’s CHRO or her authorized representative.
IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation Agreement as of the dates set forth below.

NAME		CVS PHARMACY, INC.

/s/ DERICA W. RICE		By:	/s/ LISA BISACCIA
Lisa Bisaccia Executive Vice President, Chief Human Resources Officer

Date:	3/3/20	Date:	3 March 2020